Exhibit 99.2

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Condensed Combined Financial Statements

(Unaudited)

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Condensed Combined Balance Sheets

(Unaudited)

(In thousands of euro)

	Note	December 31, 2005	June 30, 2005
Current assets:
Cash and cash equivalents		26,227	10,464
Financial assets	2	1,337	1,143
Inventories, net	3	63,528	54,137
Accounts receivables, net	4	49,581	55,590
Trade receivables from parent company	17	337	300
Other current assets	5	5,753	2,280

Total current assets		146,763	123,914

Deferred tax assets	13	5,543	5,465
Loans to parent company	6	35,664	36,306
Goodwill and other intangibles	8	108,329	108,661
Property, plant and equipment	7	106,399	109,975

Total non-current assets		255,935	260,407

Total assets		402,698	384,321

Current liabilities:
Trade payables		38,284	32,965
Interest-bearing liabilities	9	22,771	21,844
Trade payables to parent company		2,146	3,506
Provisions	11	9,931	5,342
Other current liabilities	12	9,570	12,244
Current taxes payable	13	3,915	2,763

Total current liabilities		86,617	78,664

Deferred tax liabilities	13	7,469	8,687
Deferred income	2	1,728	2,254
Interest-bearing liabilities	9	3,299	2,828
Loans from related parties	10	41,739	39,157
Employee benefits	14	26,048	25,083
Provisions	11	8,619	8,461

Total non-current liabilities		88,902	86,470

Total liabilities		175,519	165,134

Owner’s equity		227,179	219,187

Total liabilities and owner’s equity		402,698	384,321

See accompanying notes to unaudited combined financial statements.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Condensed Combined Statements of Income

(Unaudited)

(In thousands of euro)

	Note	Six months ended December 31, 2005	Six months ended December 31, 2004
Revenues for sale of goods		124,447	118,383
Other revenues from ordinary activities		1,969	1,961

Total revenues	18	126,416	120,344
Cost of sales		(106,328)	(99,342)
Gross profit		20,088	21,002
Expenses for ordinary activities:
Selling expenses		7,053	7,089
Administrative expenses		5,660	5,936
Research and development		1,610	1,558

Operating income		5,765	6,419

Other income		1,147	1,812
Other expense		(687)	(1,528)

Operating profit before interest and tax		6,225	6,703
Borrowing costs	2	(1,603)	(1,798)

Profit before tax		4,622	4,905
Income tax expense	13	(1,724)	(1,767)

Net profit		2,898	3,138

See accompanying notes to unaudited combined financial statements.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Condensed Combined Statements of Owner’s Equity

(Unaudited)

(In thousands of euro)

	Six months ended December 31, 2005	Six months ended December 31, 2004
Balance, Beginning of Period	219,187	183,254
Contributed capital	4,634	8,000
Gains and losses directly recognized in equity, net	460	2,048
Net income	2,898	3,138

Balance, End of Period	227,179	196,440

See accompanying notes to unaudited combined financial statements.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Condensed Combined Statements of Cash Flows

(Unaudited)

(In thousands of euro)

	Six months ended December 31, 2005	Six months ended December 31, 2004
Cash flows from operating activities:
Profit for the period	2,898	3,138
Adjustments to reconcile profit for the period to net cash provided from operating activities:
Depreciation	6,949	7,408
Amortization of intangibles	503	833
Gain on sale of property, plant and equipment	(844)	(146)
Changes in assets and liabilities:
Decrease in receivables and other current assets	2,087	7,240
Increase in inventory	(9,885)	(193)
Increase (decrease) in payables and other current liabilities	2,140	(6,384)
Increase (decrease) in provisions and employee benefits	5,637	(2,581)
Increase (decrease) in deferred taxes	(1,296)	(524)

Net cash flows provided by operating activities	8,189	8,791

Cash flows from investing activities:
Purchases of property, plant and equipment, and intangibles	(1,815)	(6,186)
Proceeds from sale of equipment	983	207
Purchases of financial assets	(210)	(182)

Net cash flows used in investing activities	(1,042)	(6,161)

Cash flows from financing activities:
Contributed capital	4,634	8,000
Proceeds from (payments on) interest-bearing liabilities, net	1,398	(2,171)
Proceeds from (payments on) long-term borrowings, net	3,224	(16,145)

Net cash flows provided by (used in) financing activities	9,256	(10,316)

Effect of exchange rate changes	(640)	(337)

Net increase (decrease) in cash	15,763	(8,023)
Cash at beginning of the period	10,464	11,726

Cash at end of period	26,227	3,703

Supplemental disclosure:
Interest paid	875	1,186
Income taxes paid	1,635	492

See accompanying notes to unaudited combined financial statements.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

(1)	Description of Business, Nature of Operations and Basis of Preparation

The accompanying condensed combined financial statements present the historical financial position and results of operations of certain businesses within Amcor Limited, Melbourne (Australia) known as Amcor White Cap (hereinafter referred to as “Amcor White Cap” or the “Company”). Amcor Limited, Melbourne (Australia) does not account for Amcor White Cap as a separate entity. Accordingly, the condensed combined financial statements have been carved out from the historical accounting records of Amcor Limited, Melbourne (Australia) and its subsidiaries (hereinafter referred to as “Amcor Limited” or the “Parent Company”).

The Company is a manufacturer and supplier of an extensive range of metal closures for glass and plastic containers to consumer goods packaging companies in the food and beverage industries in Europe, Asia Pacific and South America. The Company is based in Germany, with its head office in Hannover, and includes 10 manufacturing sites, serving over 70 countries and has active licensees selling White Cap technology into further countries. Its manufacturing plants are based in Europe (Germany, Poland, Italy and Turkey), Asia (Philippines and China), and South America (Venezuela and Brazil).

Basis of Preparation and Combination

The condensed combined financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and its interpretations adopted by the International Accounting Standards Board and are presented in Euros (“EUR”). The condensed combined financial statements have been prepared on historical cost convention except as disclosed in the accounting policies below.

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The condensed combined financial statements of the carved-out business of Amcor White Cap include the accounts of the subsidiaries and affiliated companies as referenced in Note 19 and have been prepared from the books and records maintained by the Parent Company. As presented, the condensed combined financial statements are not necessarily indicative of what the financial position or results of operations of Amcor White Cap will be in the future or what they would have been had it been operated as a separate stand-alone entity for the periods presented.

All significant intra-Amcor White Cap transactions have been eliminated in the condensed combined financial statements. All significant balances resulting from transactions with subsidiaries of Amcor Limited that are not included in Amcor White Cap are reflected as related party balances.

The accompanying condensed combined financial statements were prepared in connection with the planned disposition of Amcor White Cap by the Parent Company.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

Owner’s Equity and Allocation of Expenses

Owner’s equity represents the equity of Amcor Limited and the equity of minority interests. The allocation of corporate overhead expenses to Amcor White Cap from the Parent Company represents management’s estimate of Amcor White Cap usage of corporate functions such as human resources, accounting, legal, treasury, information technology support, and general administrative. These estimates and corresponding allocation have been made primarily based on actual costs incurred by Amcor Limited on behalf of Amcor White Cap, and when appropriate, based on the revenue or percentage of personnel headcount at Amcor White Cap as compared to the total consolidated Amcor Limited amounts. No costs have been incurred on behalf of Amcor White Cap by minority interest holders.

(2)	Summary of Significant Accounting Policies

Foreign Currency

The condensed combined financial statements are presented in Euros. Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Monetary assets and liabilities in foreign currencies are translated into Euro at period-end exchange rates with gains and losses recorded in the income statement.

Assets and liabilities of foreign operations reporting in a functional currency other than the Euro are translated at exchange rates prevailing at the balance sheet date. Goodwill and fair value adjustments arising on the acquisition of a foreign entity are reported in the functional currency of the foreign entity and are translated into the reporting currency using the rate prevailing on the balance sheet date. The revenues and expenses of foreign operations, excluding foreign operations in hyperinflationary economies, are translated at the average exchange rates for the period. The revenues and expenses of foreign operations in hyperinflationary economies are translated to Euro at the foreign exchange rates ruling at the balance sheet date. Translation gains and losses are recorded directly in owner’s equity. Prior to translating the financial statements of foreign operations in hyperinflationary economies, the financial statements, including comparatives, are restated to account for changes in the general purchasing power of the local currency. The restatement is based on relevant price indices at the balance sheet date.

Revenue Recognition

Revenues from the sale of products to entities outside the Amcor White Cap business unit, net of returns and sales related benefit payments to customers, are generally recognized when risk of loss has passed to the customer, all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection of the receivable is considered probable. The company estimates expected sales returns and records these amounts as a reduction of revenue at the time of sale based on historical product specific experience with the same or similar customers. Volume rebates are recognized as a reduction in revenue based on an allocation of the rebates earned and claimed to each of the underlying revenue transactions that results in progress by the customer toward earning the rebate. Measurement of the volume rebate estimate is based on the probable number of customers that will earn the rebates taking into account current sales levels and historical experience with the same or similar customers.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

The gross proceeds of non-current asset sales related primarily to the sale of capping machines are recognized as revenue at the date the significant risks and rewards are passed to the buyer. The profit or loss on disposal is calculated as the difference between the carrying amount of the asset at the time of disposal and the net proceeds on disposal (including incidental costs).

Warranty

The Company generally warrants products against defects in materials and workmanship for periods of between one and six months. The estimated cost of warranty obligations are recognized and recorded in cost of sales when the underlying products are sold based on both specific claims received and historical claims experience.

Interest Income

Interest income is recognized as other income as it accrues, taking into account the effective yield on the financial asset.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoice amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance for doubtful accounts based upon historical write-off experience, the current aging of accounts receivable, and customer specific credit risk factors. Accounts receivable balances are written off when it is determined that it is unlikely the Company will receive future remittances.

Government Grants

Government grants are recognized in the balance sheet initially as deferred income when there is reasonable assurance that it will be received and that the Company will comply with the conditions attaching to it. Grants that compensate the Company for expenses incurred are recognized as revenue in the income statement on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the Company for the cost of an asset are recognized in the income statement as other income on a systematic basis over the useful life of the asset of approximately 15 years.

Cash and Cash Equivalents

Cash includes cash at banks and cash on deposit. Cash equivalents include term deposits with financial institutions with original maturity dates of three months or less.

Financial Assets

Financial assets comprise mainly of bonds and are classified as available-for-sale and are reported at fair value, with unrealized gains and losses are reported as gains and losses directly recognized in equity. Realized gains and losses on the sale or the impairment of available-for-sale financial assets are recorded as other income or expense.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

Inventories

Inventories are stated at the lower of actual cost on a weighted average method (including an appropriate proportion of fixed and variable overheads) and net realizable value in the normal course of business. Inventories are provided for when considered obsolete and slow-moving.

Property and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Equipment is amortized over 2 to 15 years and buildings over 20 to 50 years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful lives of the improvements using the straight-line method. Repairs and maintenance costs are expensed as incurred, while major renovations and improvements are capitalized as property, plant and equipment and depreciated over their estimated useful lives.

Leases under which the company or its controlled entities assume substantially all the risks and benefits of ownership are classified as finance leases and are capitalized. A lease asset and a lease liability equal to the present value of the minimum lease payments are recorded at the inception of the lease. Other leases are classified as operating leases. Payments made under operating leases are expensed over the term of the lease.

Restoration Costs

Amcor White Cap has certain legal obligations relating to the restoration of property owned by third parties upon termination of lease agreements. The costs associated with the dismantling of these sites are capitalized in the carrying value of property, plant and equipment and depreciated over the life of the asset. The total provision required to restore this property, discounted to its present value, is recorded under long-term provisions. Changes in the provisions are accounted for using the cost model in accordance with IFRIC 1, Changes in Existing Decommissioning, Restoration and Similar Liabilities. Under the cost model, changes in the liability other than for payments are either added to or deducted from the cost of the related asset. The amount deducted from the cost of the related asset shall not exceed its net carrying value. Should there be a reduction in the liability that exceeds the net carrying value of the related asset, any excess is recorded immediately in the income statement.

Goodwill and Other Intangible Assets

Goodwill recorded on acquisitions had been amortized until June 30, 2004, over an estimated useful life of 20 years. As of July 1, 2004, goodwill ceased to be amortized but is tested for impairment annually.

Other intangible assets include identifiable intangible assets primarily consisting of software purchased. Intangible assets are presented net of accumulated amortization and are being amortized using the straight-line method over the estimated useful life ranging from 3 to 5 years.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

If there is an indication that intangible assets may be impaired, the Company determines the estimated recoverable amount. If the recoverable amount of the asset is less than its carrying amount, the carrying amount is reduced to the recoverable amount, with the difference representing an impairment charge.

Long-lived Assets

The recoverable amount of long-lived assets carried at cost is reviewed at every balance sheet date. If there are signs of impairment, the recoverable amount of an asset or a group of assets (cash-generating unit) are determined. The recoverable amount is the higher of the net selling price and value in use. An impairment is recorded if the carrying amount exceeds the recoverable amount.

Pension Benefits

Pension costs and similar obligations are accounted for in accordance with IAS 19 (revised 2002), Employee Benefits. The Company’s pension funds are generally financed by employer and employee contributions. In the case of the defined contribution plans, employer contributions paid or due are recognized in the income statement as incurred. For defined benefit plans, the respective pension obligations and the related plan assets are assessed annually. The latest actuarial valuation was performed using data as at June 30, 2005. Current service costs are charged to the income statement in the periods in which the services are rendered. The effects of changes in actuarial assumptions are charged or credited to the income statement over a period approximating the average expected remaining working periods of participating employees. The portion of actuarial gains and losses recorded is defined as the excess of the cumulative unrecorded actuarial gains and losses at the end of the previous reporting period over the greater of 10% of the present value of the defined benefit obligation at that date or 10% of the fair value of plan assets at that date. Past service cost attributable to plan amendments is recorded as an expense or a reduction of expense on a straight-line basis over the average period until the benefits become vested. To the extent the benefits immediately vest, the costs associated with the amendment are recorded immediately.

Employee Entitlements

Wages, Salaries, Annual Leave and Sick Leave

Liabilities for employee benefits such as wages, salaries, annual leave, sick leave and other current employee entitlements represent present obligations resulting from employees’ service provided up to the reporting date, calculated at undiscounted amounts based on wage and salary rates that the Company expects to pay at the reporting date including related one-time costs.

Employee Share and Option Plans

Amcor Limited maintains an Employee Share/Option Plan (‘ESOP’). Options relating to the ESOP are issued at the closing market price on the date of allotment. Options are issued under the plan upon such terms and conditions as determined by the board of directors.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

Stock options are valued at fair value on the grant date and recorded as compensation expense over the vesting period under administrative expenses in the condensed combined income statement. As part of the allocation of corporate expenses, Amcor White Cap has recorded compensation expense of EUR 13 thousand during the six months ended December 31, 2005, and EUR 16 thousand for the six months ended December 31, 2004.

Early Retirement Payments

The early retirement scheme is structured such that employees who receive this benefit work for the first half period of the program and receive approximately 80% of their final salary. In the final half they do not work at all and receive approximately 80% of their final salary. This agreement has the character of a redundancy payment and is classified as a termination benefit. As a consequence, the total amount of the redundancy obligation is accrued at the time the contract is signed and discounted to the present value. The liabilities include, where appropriate, forecast future increases in wages and salaries, and any further redundancy payments.

Provisions

Provisions are recognized when there is a legal or constructive obligation as a result of a past event and it is probable that a future sacrifice of economic benefits will be required to settle the obligation.

Termination Benefits

Provisions for employee termination benefits are recognized when detailed plan has been formally approved and when it is probable that a liability has been incurred and the amount can be reasonably estimated. Such provisions are recorded only after appropriate communication specifying the terms of the redundancy and the number of employees affected, or after individual employees have been advised of the specific terms. Costs related to ongoing activities are not provided for.

Onerous Contracts

A provision for onerous contracts is recognized after impairment losses on assets dedicated to the contract have been recognized and when the expected benefits are less than the unavoidable costs of meeting the contractual obligations. A provision is recognized to the extent that the contract obligations exceed future economic benefits.

Borrowing Costs

Borrowing costs include interest and amortization of discounts or premiums relating to borrowings. Borrowing costs are brought to account in determining profit for the period using the effective interest rate method, except to the extent the interest incurred relates to major capital items, in which case, interest is capitalized as a cost of the asset up to the time it is ready for its intended use and amortized over the expected useful economic life. No interest was capitalized during the half year ended December 31, 2005, and 2004.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

Accounting for Income Taxes

As a carved-out business unit of Amcor Limited, Amcor White Cap does not file separate income tax returns for all subsidiaries, but rather is included as part of various income tax returns filed by Amcor Limited and subsidiaries. For presentation purposes within these condensed combined financial statements, Amcor White Cap’s income tax provision was computed as if it were a separate company. The provision for foreign taxes is based upon the effective tax rate in the country where the earnings were recorded. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Research and Development

Research and development costs associated with product research and development innovation is charged against operating profit in the period in which the expenditure is incurred. Expenditures on significant commercial development, including major software applications and associated systems, are capitalized and amortized over the period of time during which the benefits are expected to arise, typically not exceeding 10 years.

(3)	Inventories, net

Inventories, net consist of the following:

in ‘000 EUR	December 31, 2005	June 30, 2005
Raw materials and supplies	32,390	21,090
Work in-progress	10,532	10,349
Finished goods	23,582	25,982

	66,504	57,421
Allowance for obselete and slow-moving items	(2,976)	(3,284)

	63,528	54,137

Raw materials comprise primarily of tinplate and finished goods consist primarily of produced caps. The increase in raw materials is due mainly to increased purchases of tinplate in November and December 2005 as a result of expected price increases during 2006.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

(4)	Accounts Receivable, net

Accounts receivable, net consist of the following:

in ‘000 EUR	December 31, 2005	June 30, 2005
Trade accounts receivable, gross	53,169	59,135
Allowances	(3,588)	(3,545)

	49,581	55,590

(5)	Other Current Assets

Other current assets consist of the following:

in ‘000 EUR	December 31, 2005	June 30, 2005
Capital receivables	—	300
Grants receivable	447	—
Miscellaneous other receivables and assets	2,968	886
Prepayments	2,338	1,094

	5,753	2,280

Miscellaneous other receivables and assets consist primarily of value added tax, receivables for local taxes, customs duty and advance payments for travel expenses. The increase of the miscellaneous receivables is mainly due to grants authorized but not yet cashed in, higher receivables from suppliers, and various other items related to the year-end close. Prepayments consist mainly of prepaid insurance and prepaid taxes.

(6)	Loans to Parent Company

Loans to Parent Company consist of the following:

in ‘000 EUR	December 31, 2005	June 30, 2005
Loans to Parent Company	34,924	35,727
Interest receivable from Parent Company	740	579

	35,664	36,306

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

The loans due from Parent Company earned interest of 1.7% to 3.7% during the six months ended December 31, 2005 and 2004, resulting in interest income of EUR 0.6 million and EUR 0.7 million, respectively.

(7)	Property, Plant and Equipment

Land and buildings comprises mainly manufacturing plants in Poland, China and Turkey, and leasehold improvements in Germany and Italy.

The book value of plant and machinery mainly consists of coating and printing machinery, cap metal presses, compound production lines and coil lines. Other equipment consists of items such as furniture, office equipment, and IT equipment.

Depreciation and amortization of property, plant and equipment for the six months ended December 31, 2005 and 2004 was EUR 6.9 million and EUR 7.4 million, respectively.

in ‘000 EUR	Land and Buildings	Plant and Equipment	Under Construction	Total
Cost
Balance as at June 30, 2005	21,871	99,355	3,818	125,044
Additions	2	21	1,792	1,815
Disposals	(77)	(479)	—	(556)
Transfers		1,569	(1,569)	—
Effects of hyperinflation and movements in foreign exchange within the current period	511	2,271	—	2,782

Balance as at December 31, 2005	22,307	102,737	4,041	129,085

Depreciation and impairment losses
Balance as at June 30, 2005	5,774	9,295	—	15,069
Depreciation charge for the period	962	5,987	—	6,949
Disposals	(7)	(410)	—	(417)
Effects of hyperinflation and movements in foreign exchange within the current period	66	1,019	—	1,085

Balance as at December 31, 2005	6,795	15,891	—	22,686

Carrying amounts
as at June 30, 2005	16,097	90,060	3,818	109,975

as at December 31, 2005	15,512	86,846	4,041	106,399

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

(8)	Goodwill and Other Intangible Assets

Other intangible assets mainly comprise software licenses relating to the implementation of SAP IT systems which are amortized over 5 years and recorded in operating profit.

Goodwill originated in 2002 when Amcor Limited acquired Amcor White Cap from Schmalbach-Lubeca. Effective June 30, 2004, goodwill is no longer subject to amortization. Rather, goodwill is tested for impairment for each cash-generating unit. Discount rates reflect Amcor White Cap’s incremental funding cost and other market rates. The Capital Asset Pricing Model (CAPM) is used to calculate Amcor Limited’s weighted average cost of capital (WACC) per cash generating unit. The discounted cash flow of the cash generating units exceeded the net assets as at December 31, 2005.

in ‘000 EUR	Goodwill	Trademarks and licences	Total
Cost
Balance as at June 30, 2005	106,822	6,624	113,446
Additions	—	150	150
Effects of hyperinflation and movements in foreign exchange within the current period	—	71	71

Balance as at December 31 2005	106,822	6,845	113,667

Amortization
Balance as at June 30, 2005	—	4,785	4,785
Amortization for the period	—	503	503
Effects of hyperinflation and movements in foreign exchange within the current period	—	50	50

Balance as at December 31 2005	—	5,338	5,338

Carrying amounts
as at June 30, 2005	106,822	1,839	108,661

as at December 31, 2005	106,822	1,507	108,329

Amortization expense relating to definite-lived intangible assets totaled EUR 0.5 million and EUR 0.8 million for the six month periods ended December 31, 2005 and 2004, respectively.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

Estimated amortization expense for the full year ending June 30, is expected to be as follows:

in ‘000 EUR
Full year ending
June 30, 2006	943
June 30, 2007	587
June 30, 2008	263
June 30, 2009	46
June 30, 2010	—

(9)	Interest-bearing Liabilities

The nature and terms of the short and long-term borrowings from external parties are as follows:

Nature of Borrowing	Maturity Date	Interest Rate % p.a.	December 31, 2005	June 30, 2005
			in ‘000 EUR
Short-term external loans
EUR	Various dates in 2006	2.6 to 3.3	11,751	11,403
USD	Various dates in 2006	4.9 to 5.85	10,260	9,722
TRY	July 05		—	38
CNY	September 2006	5.9	760	681

			22,771	21,844

Long-term external loan
EUR	March 2009	3.5	3,299	2,828

(10)	Loans from Related Parties

Loans and liabilities from related parties consist of the following:

in ‘000 EUR	December 31, 2005	June 30, 2005
Loans payable to parent company	41,524	38,983
Other related party	215	174

	41,739	39,157

Loans payable to subsidiaries of Amcor Limited incur interest ranging from 3.3% to 6.1% for the six months ending December 31, 2005, and 3.3% to 8.1% for the six months ending December 31, 2004, resulting in interest expense of EUR 0.7 million and EUR 1.1 million during the six months ended December 31, 2005 and 2004, respectively.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

The loans payable to Parent Company were fully paid subsequent to December 31, 2005 in connection with the purchase of the business by Silgan Holdings Inc. (see Note 21).

(11)	Provisions

in ‘000 EUR	Balance as at June 30, 2005	Additions	Used	Balance as at December 31, 2005
Sales related benefits [1]	3,392	5,528	(3,732)	5,188
Product warranties [2]	760	428	(497)	691
Restructuring [3]	674	3,351	(318)	3,707
Early retirement	1,621	221	(244)	1,598
Jubilee benefit	341	50	(14)	377
Environmental	349	—	—	349
Pending claims [4]	2,199	—	(13)	2,186
Site restoration [5]	4,276	42	—	4,318
Onerous contracts	101	—	(55)	46
Other provisions	90	—	—	90

	13,803	9,620	(4,873)	18,550

Non-current	8,461	337	(179)	8,619
Current	5,342	9,283	(4,694)	9,931

	13,803	9,620	(4,873)	18,550

(1)	The provision for sales related benefits and bonus payments comprises mainly bonus payments to customers. The payments are made annually on the basis of contracted sales volume targets.

(2)	Product warranties represent all pending customer claims.

(3)	Restructuring provisions relate to redundancy payments to employees based upon the Company’s restructuring measures taken during fiscal 2005. Due to further restructuring plans undertaken in August 2005, the provision was increased by EUR 3.4 million and recorded as additional restructuring expense during the six months ended December 31, 2005. It is expected that payments under this program will be made through December 2006.

(4)	Pending claims relates to a legal dispute with the intended co-owner of a prior joint venture in Brazil (see Note 16).

(5)	Site restoration costs comprise mainly of restoration costs related to a leased building and costs for dismantling of assets, discounted using an interest rate that represents risk free bonds.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

(12)	Other Current Liabilities

Other current liabilities consist of the following:

in ‘000 EUR	December 31, 2005	June 30, 2005
Accounts payable for capital expenditures	475	1,577
Labour benefits	6,220	7,849
Value added tax, net	2,109	2,762
Other payables	766	56

	9,570	12,244

The liabilities for labor benefits are comprised mainly of salary payments to employees, social security, holiday entitlements, and week-end work premiums.

(13)	Income Taxes

As a carved-out business unit of Amcor Limited, Amcor White Cap does not file separate income tax returns, but rather is included as part of the various income tax returns filed by Amcor Limited and subsidiaries. For presentation purposes within these condensed combined financial statements, Amcor White Cap’s income tax provision was computed as if it were a separate company. All deferred income tax assets and liabilities, including net operating loss carryforwards, presented herein are shown as if the carved-out business unit had existed as a separate company. The availability to a particular entity of actual deferred income tax assets and liabilities, including net operating loss carryforwards and other income tax attributes, will be dependent upon the nature of any transaction separating the carved-out business unit from the Amcor Limited consolidated group, and the resulting income tax treatment may vary significantly from this presentation.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

Total income tax expense for the six months ended December 31, 2005 and 2004, consist of the following:

in ‘000 EUR	2005	2004
Current tax expense	3,020	2,291
Deferred tax expense (benefit)	(1,296)	(524)

Total income tax expense	1,724	1,767

The income tax expense is reconciled to the reported tax expense as follows:

in ‘000 EUR	Six months ended December 31, 2005	Six months ended December 31, 2004
Income before tax	4,623	4,905
Weighted average income tax rate	35%	35%
Income tax expense at the weighted average domestic income tax rates	1,619	1,717
Increase (decrease) in income tax resulting from:
Non deductable expenses	64	84
Other	41	(34)

Total income tax expense	1,724	1,767

The weighted average statutory tax rate includes federal and relevant local income tax rates. Income before tax for each tax jurisdiction is used, along with the applicable local statutory rate by location, to calculate the weighted average income tax rate applicable to the combined pre-tax income.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

Deferred tax assets are recognized if it is probable that they can be offset against future taxable profits or other temporary differences. The gross deferred tax assets not recognized at December 31, 2005 and June 30, 2005 are as follows:

in ‘000 EUR	December 31, 2005	June 30, 2005
Tax losses carried-forward:
Expiration before June 2010	6,490	6,490
No expiration	3,500	3,500
Deferred tax assets on temporary differences	2,198	1,667

Total deferred tax assets not recognised	12,188	11,657

Deferred income tax provision (benefit):

Deferred tax assets and liabilities at December 31, 2005, and June 30, 2005 are attributable to the following items:

	Assets		Liabilities		Total
in ‘000 EUR	December 31, 2005	June 30, 2005	December 31, 2005	June 30, 2005	December 31, 2005	June 30, 2005
Deferred tax assets
Provision for doubtful debts	1,990	1,923	—	—	1,990	1,923
Provision for diminution in inventory	331	336	—	—	331	336
Provisions for employee entitlements	5,793	5,485	—	—	5,793	5,485
Accrual for partial retirement	1,002	1,002	—	—	1,002	1,002
Intangible assets	2,662	2,720	—	—	2,662	2,720
Other provisions	2,608	858	—	—	2,608	858
Accruals	104	227	(328)	(64)	(224)	163
Fixed assets	—	—	(21,089)	(25,251)	(21,089)	(25,251)
Other	3,929	3,733	(550)	(478)	3,379	3,255
Tax losses carried forward	12,311	12,311	—	—	12,311	12,311
Valuation allowance	(12,188)	(11,657)	—	—	(12,188)	(11,657)

	18,542	16,938	(21,967)	(25,793)	(3,425)	(8,855)

Tax effected	5,543	5,465	(7,469)	(8,687)	(1,926)	(3,222)

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets and current tax liabilities and when the deferred income taxes relate to the same tax authority.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

(14)	Employee Benefits

Employee benefit expenses are recognized in the income statement during the six months ended December 31, 2005 and 2004 as follows:

	December 31, 2005		December 31, 2004
in ‘000 EUR	Pension Plan	Non-Pension	Pension Plan	Non-Pension
Current service cost	570	136	717	81
Interest cost	773	76	637	1
Other	—	—	(12)	—

Net pension cost	1,343	212	1,342	82

	Pension Plan	Non-Pension	Pension Plan	Non-Pension
Cost of sales	510	—	667	81
Administration expenses	221	76	135	—
Selling expenses	—	136	—	—
Net financing costs	612		540

Net pension cost	1,343	212	1,342	81

Defined benefit plans exist in Germany, Belgium, and the Philippines. The Belgium and Philippine pension plans are funded, while the German pension plan is wholly unfunded. Liabilities for employee benefits of Amcor White Cap have been assumed by the acquirer and transferred effective May 31, 2006 (see Note 21).

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

(15)	Fair Value of Financial Instruments

Amcor White Cap’s activities expose it to a variety of financial risks, including the effects of foreign currency exchange rates and interest rates. While Amcor Limited has used derivative financial instruments such as interest rate swaps to hedge certain exposures, Amcor White Cap has never entered into such transactions nor has Amcor Limited entered into such transactions on behalf of the Company.

Interest Rate Risk

The Company is exposed to movements in interest rates under various debt facilities due to fluctuations in market rates, which could have a negative impact on the financial position of Amcor White Cap.

Exposure to interest rate risk for classes of financial assets and liabilities at December 31, 2005 is set out below:

		Fixed interest maturing in
in ‘000 EUR	Floating interest rate	1 year or less	over 1 to 5 years	More than 5 years	Non- interest bearing	Total	Interest rates
Financial Assets
Cash	26,227	—	—	—	—	26,227	2.25%
Loans to parent company	—	35,664	—	—	—	35,664	3.7%
Receivables	—	—	—	—	49,918	49,918
Financial assets	—	—	—	—	1,337	1,337

	26,227	35,664	—	—	51,255	113,146

Financial Liabilities
Trade payables	—	—	—	—	40,427	40,427
Interest bearing liabilities	—	22,771	3,299	—	—	26,070	2.6% to 5.9%
Loans from related parties	—	41,739	—	—	—	41,739	3.3% to 6.1%

	—	64,510	3,299	—	40,427	108,236

Foreign Exchange Risk

The Company is exposed to foreign exchange risk, being the transaction risk arising from various currencies. The transaction risk is the risk due to currency fluctuations between the date of agreement and the actual cash flow. The Company does not currently enter into derivative foreign exchange contracts or similar instruments.

Credit Risk

Amcor White Cap has no significant concentration of credit risk. The Company has policies in place to ensure that products are sold to creditworthy customers and the risk is minimized by the large number of customers.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

(16)	Legal proceedings

The Company is currently subject to the two legal proceedings.

In Brazil, the two lawsuits are known as the “Garboni” and the “Remaprint” litigation. In 2001, Amcor White Cap claimed that Garboni, a competitor of White Cap Brazil infringed a patent of Remaprint. At that time White Cap Brazil was in negotiations to establish a Joint Venture with Remaprint. Subsequently Garboni filed a lawsuit against White Cap Brazil claiming funds for “pain and suffering” and for an infringement of a Garboni design patent in the amount of approximately EUR 0.8 million. Both cases are at the procedural stage. Amcor White Cap does not believe it is probable that Garboni will be able to recover damages and has therefore not recorded a provision in the condensed combined financial statements.

The Remaprint lawsuit includes a commercial claim and a labor claim. In 2000, Amcor White Cap and Remaprint began negotiations for a Joint Venture in Brazil. At that time Remaprint was in a preliminary phase of a chapter 11 bankruptcy case. The negotiations ended after several months due to the uncertain economic situation of Remaprint, however Amcor White Cap Brazil funded Remaprint activities in that phase. Remaprint went bankrupt eventually and argued that all liabilities would rest under Amcor White Cap Brazil claiming a de facto Joint Venture. A lower court ruled in favor of a de facto Joint Venture and accepted the Remaprint claim for damages. However, Amcor White Cap Brazil appealed the judges’ decision. The outcome of the ongoing lawsuit is open. A further Remaprint claim involves labor claims in relation to the above case. Labor courts have determined that Amcor White Cap Brazil does have successor liability with respect to former Remaprint employees and management estimates that it is probable that these claims will be ruled against Amcor White Cap. As a result of these legal claims, the Company has recorded a provision of EUR 2.2 million based on management’s best estimate of the possible loss.

(17)	Related Parties

The Company contracts with Amcor Limited and other affiliates for the purchase and sale of a number of products and services in the normal course of business. In addition to investing and financing activities (see Note 6 and 10) and the employee benefit coverage under Amcor Limited employee benefit plans (see Note 14), Amcor Limited also provides the Company with administrative services in such areas as payroll, accounting, legal, tax, human resources, information technology, corporate oversight and telecommunications (see Note 1).

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

(18)	Segment Reporting

Segment information is presented in respect of the Company’s geographical segments. Business segments are based on the Company’s management and internal reporting structure. Inter-segment pricing is determined on an arm’s length basis. Segment results, and property, plant and equipment include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

In Europe, Amcor White Cap operates four manufacturing facilities and sales offices in various countries serving the whole European market as well as parts of the African and Middle East. In Asia, Amcor White Cap operates three manufacturing facilities, two in the Philippines and one in China, with sales offices serving the Chinese, the South-east Asian and the Japanese market. In Latin America, Amcor White Cap operates two manufacturing facilities, one in Venezuela and one in Brazil, serving the Latin American market.

The segment revenue is based on the geographical location of customers. Segment assets are based on the geographical location of the assets.

in ‘000 EUR	Europe	Asia	Latin America	Total
Third party revenues for sale of goods
Six months ending December 2005	106,001	8,410	10,036	124,447
Six months ending December 2004	104,532	5,738	8,113	118,383

Assets
As at December 31, 2005	364,499	21,412	16,786	402,697
As at June 30, 2005	348,591	21,272	14,458	384,321

Capital expenditures
Six months ending December 2005	1,748	67	—	1,815
Six months ending December 2004	6,058	95	33	6,186

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

(19)	Significant subsidiaries and affiliated companies

Amcor White Cap’s significant subsidiaries and affiliated companies are as follows:

Entity Code	Entity Name	Country of incorporation	Ownership interest*
5040	Amcor White Cap Deutschland GmbH	Germany	100.00%
5260	Amcor White Cap Austria GmbH	Austria	100.00%
5500	Amcor White Cap Deutschland GmbH	Germany	100.00%
5530	Amcor White Cap Nordiska AB	Sweden	100.00%
5540	Amcor White Cap Nederland B.V.	Netherlands	100.00%
5550	Amcor White Cap Belgium E.V.	Belgium	100.00%
5560	Amcor White Cap United Kingdom Ltd.	United Kingdom	100.00%
5570	Amcor White Cap France S.A.R.L.	France	100.00%
5580	Amcor White Cap Espana S.L.	Spain	100.00%
5590	Amcor White Cap Italia S.r.l.	Italy	100.00%
5600	Amcor White Cap Polska Sp z.o.o.	Poland	98.72%
5610	Amcor Magyarország Kft.	Hungary	100.00%
5650	Amcor Ambalaj Sanayive Ticaret A.S.	Turkey	100.00%
5700	Amcor White Cap Ukraine LLC	Ukraine	98.50%
5940	Amcor White Cap Shanghai Ltd.	China	100.00%
5950	Amcor White Cap South East Asia Inc.	Philippines	100.00%
5960	Amcor White Cap Properties Inc.	Philippines	98.85%
5970	Amcor White Cap Investments Inc.	Philippines	40.00%
5980	Amcor White Cap Asia Pacific Inc.	Philippines	100.00%
6100	Amcor White Cap do Brazil Ltda.	Brazil	100.00%
6500	Amcor White Cap de Venezuela S.A.	Venezuela	63.00%
6600	Amcor White Cap Inc.	United States	100.00%

*	owned by Amcor Limited or Amcor related companies

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

(20)	Accounting estimates and judgments

The most important judgments and estimates made by management about future developments and other sources of uncertainty which may require significant adjustments to assets and liabilities in the subsequent period are presented below:

Provision for restoration costs

The restoration cost estimate primarily relates to the dismantling and restoration costs involved in abandoning a leased building in Germany at the end of the lease term in 2007. As of December 31, 2005, the carrying value of this provision totaled EUR 4.3 million. The amount of the provision is based on estimates of future costs for dismantlement and restoration at the timing of the dismantlement based primarily on information from a third party engineering firm.

Goodwill

At December 31, 2005, the carrying amount of goodwill from acquisitions totaled EUR 106.8 million. The goodwill impairment test is performed annually. The value of goodwill is primarily dependent upon projected cash flows, management’s estimates of long-term growth rates and the Company’s WACC.

Pensions

The pension liability calculation is based on future estimations from actuarial reports and calculations performed at June 30, 2005. This calculation is dependent on certain key assumptions including the discount rate, future salary and pension increases, the probability of the employee reaching retirement and the expected return on investments of plan assets (see Note 14).

Contingent liabilities

The Company has recorded a liability relating to legal proceedings as discussed in Note 16. Further development of the proceedings may result in a different assessment of the financial consequences in the future and may require an increase or decrease in the provision recorded.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

(21)	Post balance sheet events

On February 22, 2006, Silgan Holdings Inc. (“Silgan”) entered into a purchase agreement with Amcor Limited for the acquisition of substantially all of the assets of the Amcor White Cap business. On June 1, 2006, Silgan paid $253.8 million to Amcor Limited for Amcor White Cap Europe, which constitutes all operations relating to Amcor White Cap in Europe. One June 1, 2006, the acquisition of the Amcor subsidiaries engaged in the Amcor White Cap business in Brazil, China, the Philippines, Turkey and Venezuela had been delayed pending the satisfaction of certain specified conditions.

In May 2006, Amcor White Cap renegotiated a lease contract relating to a building in Germany with the consequences that the life of the lease is extended until the year 2016 and the annual lease payments for this building increase by EUR 0.3 million to EUR 0.9 million.

On July 1, 2006, Silgan acquired the operations of Amcor White Cap in Turkey for $3.3 million and assumed $17.0 million of estimated indebtedness.

(22)	Qualitative Discussion of Differences Between International Financial Reporting Standards and Generally Accepted Accounting Principles in the United States of America

These condensed combined financial statements of the Company are prepared in accordance with International Financial Reporting Standards (refer to Note 1 and 2), which differs in certain significant respects from accounting principles generally accepted in the United States of America (‘U.S. GAAP’). Information relating to the nature of such differences are summarized below:

Pensions

The Company accounts for its pensions in accordance with IAS 19, Employee Benefits. Under IFRS, defined benefit plan obligations and expenses are determined annually based on actuarial estimates determined in the same manner as U.S. GAAP as prescribed by Statement of Financial Accounting Standards (SFAS) No. 87, Employer’s Accounting for Pensions using the projected credit method. However, the estimated return on assets is based on actual market values under IFRS while U.S. GAAP allows an estimated return on assets based on market-related average values over a period of up to 5 years. In addition, a minimum pension liability is also recognized through other comprehensive income under U.S. GAAP in certain circumstances when there is a deficit of plan assets relative to the accumulated benefits obligation. No corresponding minimum liability is recorded under IFRS.

Termination Benefits

Amcor White Cap has offered certain employees an early retirement plan (see Note 2). In accordance with IAS 19 (revised 2002), Employee Benefits, the Company accrues the total amount of the discounted redundancy obligation at the time the contract is signed. Under U.S. GAAP, similar retirement plans are accounted for under SFAS No. 112, Employers’ Accounting for Postemployment Benefits, and accrued over the remaining service period of the employees.

AMCOR WHITE CAP

(A CARVED-OUT BUSINESS UNIT OF AMCOR LIMITED)

Notes to Condensed Combined Financial Statements

As of December 31, 2005 and June 30, 2005 and for the six months ended December 31, 2005 and 2004

(Unaudited)

Goodwill and Other Intangible Assets

On July 1, 2004, the Company adopted IAS 38, Intangible Assets which among other things ceased amortization of goodwill and other intangibles with indefinite lives but rather required the amounts be tested for impairment at least annually and more frequently if circumstances indicated a possible impairment. Under US GAAP, SFAS No. 142, Goodwill and Other Intangible Assets would have been adopted by the Company on July 1, 2002 meaning that amortization would have ceased July 1, 2002.

Income Taxes

Under IFRS and U.S. GAAP, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using tax rates enacted or substantially enacted at the balance sheet date under IFRS, while U.S. GAAP requires the use of enacted rates.

Deferred tax assets on loss carryforwards and deductible temporary differences are recognized under IFRS only if it is probable that future profits will be available to utilize the deferred tax asset. No deferred tax liabilities are recorded for undistributed retained earnings of foreign subsidiaries if such retained earnings are not to be distributed in the foreseeable future. Under U.S. GAAP, valuation allowances are provided against the gross deferred tax assets for amounts which are not considered “more likely than not” to be realized. Under U.S. GAAP, no income taxes are accrued for undistributed retained earnings of foreign subsidiaries if sufficient evidence shows that the subsidiary has invested or will invest the undistributed earnings indefinitely or that the earnings will be remitted in a tax-free liquidation.

In addition, the Company acquired certain carried forward tax losses as part of acquisitions that were not previously recognized as part of the purchase price allocation as management determined it was not probable that these tax losses could be utilized. Under IFRS, the subsequent recognition of these utilized losses as a deferred tax asset is included as part of the current period income tax expense. For U.S. GAAP purposes however, the movement in the valuation allowance relating to the realization of these tax losses in subsequent periods results in a corresponding adjustment to goodwill.